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                                                                     EXHIBIT 5.2



                       [SANTAMARINA AND STETA LETTERHEAD]



                                 June 11, 1998



RAINTREE RESORTS INTERNATIONAL, INC.


10000 Memorial Drive, Suite 480


77024 Houston, Tex.



Dear Sirs:



     We have acted as special Mexican counsel for CR Resorts Capital, S. de R.L. de C.V., a Mexican limited liability corporation with variable capital (the "Company"), in connection with the proposed offer by the Company and Raintree Resorts International, Inc. (formerly Club Regina Resorts, Inc., a Nevada corporation) ("RRI") to exchange in the United States of America (the "EXCHANGE OFFER") all outstanding 13% Redeemable Senior Notes Due 2004, Series A ($100 million principal amount outstanding) (the "OUTSTANDING NOTES") of the Company and RRI (together with the Company the "ISSUERS") by 13% Redeemable Senior Notes Due 2004, Series B ($100 million principal amount) (the "REGISTERED NOTES"). The Outstanding Notes have been, and the REGISTERED NOTES will be, issued pursuant to an Indenture Agreement dated as of December 5, 1997 (the "INDENTURE"), among the Issuers and IBJ Schroder Bank & Trust Company, as trustee (the "TRUSTEE").



     In connection with such matters, we have examined the Indenture the registration statement on Form S-4 (No. 333-49065) filed by the Issuers with the Securities and Exchange Commission (the "SEC") on April 22, 1998, for the registration of the Registered Notes (the registration statement as amended at the time it becomes effective, being referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and such corporate records of the Issuers, certificates of public officials and such other documents as we have deemed necessary or appropriate for the purpose of this opinion. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproductions copies. Undefined capitalized terms are defined in the REGISTRATION STATEMENT.



     Based upon the foregoing, subject to the qualifications, assumptions and limitations hereinafter set forth, and having regard for such legal considerations as we have deemed relevant, we are pleased to advise that:



     A. The REGISTERED NOTES have been duly authorized for issuance and, when issued and delivered pursuant to the EXCHANGE OFFER subject to the fulfillment of any foreign securities law provisions, and compliance with the requirements of Mexican securities laws described in paragraph B(ii) below, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms as Mexican law is concerned.



     B. No consent, approval, authorization or order of, or filing or registration with, any Mexican court or governmental agency or body is required for the execution, delivery or performance of the REGISTERED NOTES, or for the consummation of the transactions contemplated thereby, except for (i) the registration of the OUTSTANDING NOTES with the Special Section of the Mexican National Registry of Securities and Intermediaries of the National Banking and Securities Commission ("the CNBV"), which registration has been obtained and is in full force and effect; and (ii) the payment of annual registration fees to the CNBV (which have been paid for the year of 1998).



     C. Labor claims, claims of tax authorities for unpaid taxes and duties, social security quotae, Retirement Funds quotae and workers' housing funds quotae have preference over claims of the Holders of the Notes.

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     The opinion expressed herein is subject to the effect of (i) the applicable provisions of the Law of Bankruptcies and Suspension of Payments of Mexico ("Ley de Quiebras y Suspension de Pagos") and any other law of general application relating to creditor's rights generally; and (ii) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, good faith or public policy or affecting, the rights of creditor's generally.



     The opinion expressed herein is limited exclusively to the laws of the United Mexican States. With respect to all matters of United States Federal and New York laws, we have relied, with your permission, on the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.



     We hereby consent to the filing of this opinion as an Exhibit to the REGISTRATION STATEMENT and to the reference to Santamarina y Steta, S.C. under "Legal Matters" in the Prospectus forming a part of the REGISTRATION STATEMENT. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the SEC thereunder.



                                            Very truly yours,


                                            Santamarina y Steta, S.C.


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